UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2024

DIGITAL ALLY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

14001 Marshall Drive, Lenexa, KS 66215

(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.001 par value	DGLY	The Nasdaq Capital Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on March 1, 2024, Digital Ally, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Agreement”), by and between the Company, Kustom Entertainment, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Kustom Entertainment” and, together with the Company, the “Borrowers”), and Mosh Man, LLC, a New Jersey limited liability company (the “Purchaser”), pursuant to which the Borrowers issued to the Purchaser a Senior Secured Promissory Note (the “Note”) with a principal amount of $1,425,000. On July 13, 2024, the Company entered into a letter agreement, by and between the Company, Kustom Entertainment and the Purchaser, amending the terms of the Agreement. On September 12, 2024, the Company entered into a second letter agreement (the “Second Letter Agreement”), by and between the Company, Kustom Entertainment and the Purchaser, further amending the terms of the Agreement

On September 25, 2024, the Borrowers issued to the Purchaser an amended and restated senior secured promissory note (the “Amended Note”) with a new principal amount of up to $2,000,000 (the “Principal Amount”). The Amended Note evidences the Principal Amount and amends and restates in its entirety, the terms and provisions of the Note. Pursuant to the Amended Note the Borrowers promised to pay to the Purchaser the Principal Amount, together with interest on said Principal Amount or so much thereof as shall be outstanding under the Amended Note from time to time, to be computed from the date of the Amended Note at the rates and in the amounts set forth in the Amended Note. The face amount of the Amended Note is the total Principal Amount that shall be outstanding thereunder at any one time, not including accrued and unpaid interest thereon. The amount of the unpaid balance, including such interest, that shall be due and payable under the Amended Note may increase and decrease as advances and payments are made thereunder between the Borrowers and the Purchaser. The Amended Note bears interest at a rate of 1.58% per month.

The Borrowers may request advances in writing to the Purchaser. Each advance request must be received by the Purchaser not later than 10:00 a.m. (Eastern Time) a minimum of three (3) business days prior to the date the advance is to be made, and must specify the amount of the advance, and shall provide supporting document in connection with the usage of each such advance. Upon approval by the Purchaser to be determined in its sole discretion, but which shall not be unreasonably withheld, the Purchaser shall either make payment directly to vendor(s) or other creditors on behalf of the Borrowers or deposit the advance into the Borrowers account.

Pursuant to the Amended Note, the Borrowers shall repay the Amended Note, in full, on the earlier of (i) November 1, 2024, and (ii) the consummation of the merger between Kustom Entertainment and CL Merger Sub, Inc. (“CL Merger Sub”) pursuant to the Merger Agreement among the Company, Kustom Entertainment, Clover Leaf Capital Corp., Yntegra Capital Investments LLC and CL Merger Sub, dated as of June 1, 2023 (the “Maturity Date”). The Borrowers shall pay in arrears in cash an amount equal to 50% of revenues from all ticket sales generated by Kustom Entertainment, up nine thousand tickets sold, and thereafter equal to 10% of all revenues from all ticket sales until the earlier of the date on which the Note is repaid in full or the Maturity Date. The Borrowers have the right, but not the obligation, under the Amended Note to prepay the Amended Note, upon written notice to the Purchaser, by payment in full of the entire outstanding principal balance plus interest.

Furthermore, pursuant to the Amended Note, the parties agreed to extend the repayment date of $100,000, by the Borrowers to the Purchaser, from September 26, 2024, to October 10, 2024, which payment shall be considered the September 26, 2024 payment pursuant to the Borrowers’ obligation, under the Second Letter Agreement, to pay to the Purchaser $100,000 each month on the 12th calendar day of such month.

Except as stated above, the Amended Note does not result in any other substantive changes to the Agreement.

A copy of the Amended Note is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference, and the foregoing descriptions of the Letter Agreement is qualified in its entirety by reference thereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amended Note.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2024

Digital Ally, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chairman and Chief Executive Officer